EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77Q1:
  Exhibits
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EXHIBIT A:

                         ARTICLES OF AMENDMENT
                                  OF
                       ARTICLES OF INCORPORATION
                                  OF
 CREDIT SUISSE WARBURG PINCUS INTERNATIONAL SMALL COMPANY FUND, INC.

Credit Suisse Warburg Pincus International Small
Company Fund, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Maryland General Corporation Law, hereby certifies that:
FIRST: Article II of the Charter of the Corporation is amended to read as follows:
"ARTICLE II
NAME
The name of the corporation is Credit Suisse
International Small Company Fund, Inc."
SECOND: The above amendment to the Charter was unanimously approved by the Board of Directors. The amendment is limited to a change expressly permitted by 2-605 of the Maryland General Corporation Law to be made without action by the stockholders and the Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.
THIRD: The above amendment to the Charter shall become effective as of December 12, 2001.
IN WITNESS WHEREOF, the undersigned officers of the Corporation have executed these Articles of Amendment and do hereby acknowledge that these Articles of Amendment are the act and deed of the Corporation and that, to the best of their knowledge, information and belief, the matters and facts contained herein with respect to authorization and approval are true in all material respects, under penalties of perjury.

DATE: November 7th , 2001
/s/Hal Liebes
Hal Liebes
Vice President and Secretary

ATTEST:
/s/Gregory N. Bressler
Gregory N. Bressler
Assistant Secretary